CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 24, 2026, relating to the financial statements of Apogee Enterprises, Inc. and the effectiveness of Apogee Enterprises, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Apogee Enterprises, Inc. for the year ended February 28, 2026. Minneapolis, Minnesota August 20, 2026